EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) dated as of July 2, 2012, between VYCOR MEDICAL, INC., a Delaware corporation (“Company”), and RICHARD P. DENNESS, an individual (“Executive”).

Company desires to employ Executive and Executive desires to be employed, as Chief Executive Officer (“CEO”) of Company, in each case, on the terms and subject to the conditions set forth in this Agreement.

Accordingly, each party hereto hereby agrees as follows:

1.

TERM OF AGREEMENT

The term of this Agreement will commence on the July 9, 2012 (“Start Date”) and will continue until the first anniversary of the Start Date (the “Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, this Agreement will be automatically renewed for an additional twelve (12) month term.

2.

EMPLOYMENT

2.1 Position and Duties. Executive will serve as an Officer of the Company, and will have the general powers, duties and responsibilities of management usually vested in such position of a corporation and such additional roles, powers and duties as may be prescribed from time to time by the Board, which may include services for one or more subsidiaries or affiliates of the Company. Initially, Executive will serve as Chief Executive Officer (“CEO”) Designate until the departure of the current CEO. It is currently envisaged that the Executive will initially be heavily involved with and responsible for the Company’s planned listing on Nasdaq and contemporaneous funding (the “Funding”).  As such, the Executive will be responsible for all interactions with the prospective investors, be it the underwriter/bank, institutional investors and /or private investors, including but not limited to attending and presenting the Company on any “road show” or investor meetings during the offering period. The Executive will also be appointed to Vycor’s Board of Directors, however, should the Executive cease to be employed by the Company for whatever reason, unless otherwise agreed with the board of directors, he will immediately submit his resignation from the Company’s board of directors.

2.2 Other Services. While in the employment of the Company, the Executive will not be permitted to perform other work with third parties without the prior written agreement of the Company. Executive will disclose in full prior to entering into Employment contract any current positions, roles or obligations he currently has. Company acknowledges that Executive may do educational and charity work and conduct personal business as long as such activities do not interfere with Executive’s duties hereunder.

3.

COMPENSATION

3.1 Compensation. During the term of this Agreement, Company will pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

3.2 Base Salary.

(a) Prior to Completion of the Funding. Commencing the Start Date, Executive will receive a monthly salary of $10,000 payable in bi-weekly installments in accordance with the Company’s standard payroll practice, less any applicable withholding deductions and the Company will provide the Executive the benefits outlined below. In addition the Company will pay for the Executive’s flights between Boca Raton and Atlanta (economy class) and provide a $1,000 a month contribution towards his accommodation expenses in Boca Raton be it rental or hotels evidenced by receipts. The Company will also cover any travel costs incurred by the Executive relating to the fund raising process.

(b) Post Completion of the Funding. Upon the successful completion of the Funding with net proceeds to the Company of not less than $8,000,000 and upon the acceptance of the Company’s application for listing on the NASDAQ Capital Market (collectively, “Funding Completion”), the Executive will receive an annual salary of $250,000, payable in bi-weekly installments in accordance with the Company’s standard payroll practices less any applicable withholding deductions. There shall be no further increase in Executive’s salary without the express consent and approval of the Company’s Compensation Committee and Board of Directors.

3.3 Fringe Benefits. Company will provide to Executive family cover health care insurance and other employee benefits which have been provided by the Company consistent with past practices and the Company’s Employee Manual

3.4 Automobile Allowance. None.

3.5 Paid Vacation. Executive will accrue, on a daily basis, a total of twenty (20) workdays of paid vacation (“Vacation”) per calendar year. This Vacation will be in addition to normal Company holidays, which will be determined at the discretion of Company from time to time. Any accrued but unused Vacation (up to such limits as Company may establish) will be paid to Executive, on a pro rata basis, at the time that his employment is terminated.

3.6 Deductions from Compensation. Company will deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

3.7 Stock Options. Following the completion of the Funding Completion (as defined above) the Company will grant to the Executive a number of Stock Options (“Options”) equal to

6% of its issued and outstanding common stock immediately prior to the Start Date (inclusive of those shares of common stock issuable upon the conversion of issued and outstanding shares of Series C Preferred Stock).  The Options shall be exercisable for a period of three (3) years from the date of grant at an exercise price of $0.03 per share.  1% of the 6% of the Options will become exercisable upon Funding Completion. The balance of the Options (i.e. 5% or the “Remaining Options”) will be subject to a vesting schedule whereby equal tranches of one-third (1/3) of the remaining Options shall become exercisable when and only if the following events occur:

•      1/3 of the Remaining Options will become exercisable when the Company achieves profitability on a consolidated Net Income basis (before any dividends but after any interest payments) as reported in its audited financial statements in any given calendar year

•      A further 1/3 of the Remaining Options will become exercisable when the Company achieves a consolidated annual EBITDA of $3,000,000 or more as reported in its audited financial statements in any given calendar year

•      The final 1/3 of the Remaining Options will become exercisable should the Executive remain in the employment of the Company for a period of 3 years from Start Date.

4.

REIMBURSEMENT OF CERTAIN EXPENSES

4.1 Travel and Other Expenses. Company will pay to or reimburse Executive for reasonable and necessary business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner. Notwithstanding, commencing from the Funding Completion the Company will not reimburse any cost associated with the Executive’s accommodation in Boca Raton or any travel-related expenses for travel between Atlanta, GA and Boca Raton, FL.

4.2 Liability Insurance. Company will add Executive to the coverage of Company’s officers and directors’ insurance and other liability insurance policies, consistent with usual and reasonable business practices, to cover Executive against insurable events related to his employment with Company.

4.3 Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under applicable law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company or its affiliates, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or its affiliates, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement. Expenses incurred by the Executive in defending a civil or criminal action, suit or proceeding referenced herein shall be promptly and timely paid by the Company in advance of the final disposition of such action, suit or proceeding at the written request of the Executive, provided the Executive agrees to repay such amount to the extent that it is ultimately determined that the Executive is not entitled to indemnification. The right to indemnification or advances as provided by this Agreement shall be enforceable by the Executive in any court of competent jurisdiction. The Executive's expenses incurred in connection with successfully establishing the Executive's right to indemnification or advances, in whole or in part, in any civil or criminal action, suit or proceeding shall also be indemnified by the Company. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Executive to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company's Certificate of Incorporation, the Bylaws or by statute. In the event of any changes, after the date of this Agreement, in any applicable law, statute or rule which expand the right of a Delaware corporation to indemnify an officer, supervisor or employee of the Company, such changes shall be within the purview of the Executive's rights, and the Company's obligations, under this Agreement. In the event of any changes in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Executive may be entitled under the Company's Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law, or otherwise. The indemnification provided under this Agreement shall continue to remain valid and enforceable by the Executive even though the Executive may have ceased to be an officer, supervisor, director, or employee of the Company or Executive’s employment with the Company under this Agreement has ceased.

5.

TERMINATION

5.1 Termination Without Good Cause; Resignation. Company will have the right to terminate Executive’s employment under this Agreement without Good Cause at any time, and Executive will have the right to terminate his employment, at any time, with 60 days’ notice. If Company terminates Executive’s employment without Good Cause, or Executive resigns, the Company will pay Executive his salary through the end of the 60 days’ notice period, together with any benefits accrued through the last date of the notice period. Company will have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.

5.2 Termination With Good Cause. Company may terminate Executive’s employment at any time, with or without notice, with Good Cause (as defined below). If Company terminates Executive’s employment with Good Cause, Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Company will have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.

5.3 Good Cause. For purposes of this Agreement, a termination will be for “Good Cause” if Executive should:

(a) commit an act of fraud, moral turpitude or embezzlement in connection with his duties;

(b) violate a material provision of Company’s written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation which failure or refusal remains uncured for a period of fifteen (15) days after written notice to Executive thereof;

(c) violate or breach a material provision of the this Agreement (other than a breach by reason of an act described in subclauses (a) above or (e) below), which breach remains uncured for a period of fifteen (15) days after written notice to Executive of the breach;

(d) fail or refuse to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder which failure or refusal remains uncured for a period of fifteen (15) days after written notice to Executive thereof; or

(e) be convicted of, or enter a plea of guilty or no contest to, a felony or a misdemeanor involving fraud or moral turpitude under state or federal law.

5.4 Death or Disability. To the extent consistent with applicable law, Executive’s salary will terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 90 days within any 365-day period. In the event of termination due to death or Disability, Company will pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination. and continue to provide insurance and other fringe benefits to Executive and Executive’s spouse and dependent children for a period of 90 days from Executive’s termination date, and Executive (or his legal representative) will have until the end of the option term to exercise all vested options. Company will have no further obligations to Executive (or his legal representative) under this Agreement, except for any other vested rights under employee benefit plans and programs and the right to receive reimbursement for business expenses.

5.5 Return of Company Property. Within ten days after the effective date of termination of Executive’s employment with Company, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company, including, but not limited to, proprietary or licensed computer programs, customer lists and customer data, and copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the termination date.

6.

DUTY OF LOYALTY

During the term of this Agreement the executive will follow the Vycor Code of Ethics, as amended from time to time by the Board of Directors.

7.

CONFIDENTIAL INFORMATION

7.1 Trade Secrets of Company. Executive, by reason of his employment with the Company and during the term of this Agreement, has and will develop, have access to and become acquainted with various trade secrets which are owned by Company and which are regularly used in the operation of its business. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of Company.

7.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with confidential financial, accounting, statistical and personal data of customers of Company and of its and their affiliates. All confidential data will not be disclosed, directly or indirectly, or used by Executive in any way unless directed by a federal or state agency, either during the term of this Agreement (except as required in the course of Executive’s employment or as by Company) or at any time thereafter.

7.3 Intellectual Properties. Executive will sign a Confidentiality Agreement (the “Confidentiality Agreement”) with the Company prior to or on his start date.

7.4 Continuing Effect. The provisions of this Section 7 will remain in effect after the effective date of termination of Executive’s employment with Company

8.

OTHER PROVISIONS

8.1 Compliance with Other Agreements. Executive represents and warrants to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

8.2 Non-delegable Duties. This Agreement is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.

8.3 Governing Law. The validity, construction and performance of this Agreement will be governed by the internal laws of the State of Florida. The federal and state courts located in Palm Beach, Florida will have exclusive jurisdiction over any action to compel performance in accordance with this Agreement, the Confidentiality Agreement or the Dispute Resolution Agreement (as defined below) or to enforce any award in any arbitration

8.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

8.5 Binding Effect. The provisions of this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Notice. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a) if to Company, to the principal office of Company in the State of Florida, marked “Attention: Chairman of the Board”, and to a member of the Company’s Compensation Committee who also qualifies as an “independent” member of the board of directors; or

(b) if to Executive, to the most recent address for Executive appearing in Company’s records.

8.7 Dispute Resolution. The parties agree to submit any disputes arising from this Employment Agreement to final and binding arbitration under the applicable Rules of the American Arbitration Association.

8.8 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement will, except as otherwise provided in any dispute resolution agreement, be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys’ fees.

8.9 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.10 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties hereto. Either party may in writing waive any provision of this Agreement to the extent such provision is only for the benefit of the waiving party, and no other party. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

8.11 Entire Agreement. This Agreement and all other written agreements entered into with Executive during his employment with Company, are the only agreements and understandings between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

8.12 Authority. Company represents and warrants that the individual executing this Agreement on its behalf has been duly authorized so to do and that this Agreement is a valid and enforceable agreement of Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VYCOR MEDICAL, INC.

By: /s/ David Marc Cantor

Name: David Marc Cantor

Title:   President

/s/ Richard P. Denness

Richard P. Denness